SUBSTITUTE POWER OF ATTORNEY


I, Mark J. Casey, the undersigned, by a Power of Attorney dated June 20, 2014 (the "POA"), was appointed to act as the true and lawful attorney-in-fact for and on behalf of Karleen M. Oberton in her capacity as the Corporate Vice President, Finance and Accounting (the "Officer") of Hologic, Inc. (the "Company") to do and perform any and all acts for and on behalf of the Officer which may be necessary or desirable to complete and execute any Forms
3, 4, or 5, complete and execute any amendment(s) thereto, and timely file such form(s) with the United States Securities and Exchange Commission and any stock exchange or similar authority.

As authorized in the POA, I hereby delegate all of the powers contained therein to each of Robert W. McMahon, Anne M. Liddy and Alisha Hankins, individually and signing singly, to act as the Officers?s true and lawful substitute attorney-in-fact.

Further, the undersigned hereby ratifies all acts, deeds and things, which any substitute attorney-in-fact will lawfully do and execute in pursuance of the powers granted herein.

This Substitute Power of Attorney shall remain in full force and effect until revoked by the undersigned, the POA is revoked or the Officer is no longer required to file Forms 3, 4, and 5 with respect to the Officer's holdings of and transactions in securities issued by the Company.

IN WITNESS WHEREOF, the undersigned has caused this Substitute Power of Attorney to be executed as of this 15th day of December, 2014.




/s/Mark J. Casey
Attorney-in-fact